                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. ___)


                        AMERICAN SHARED HOSPITAL SERVICES
                    ----------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
                    ----------------------------------------
                         (Title of Class of Securities)


                                   029595 10 5
                    ----------------------------------------
                                 (CUSIP Number)


                                   May 1, 2002
                    ----------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                     -------------------
  CUSIP NO. 029595 10 5                    13G                PAGE 1 OF 6 PAGES
------------------------                                     -------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Seth W. Hamot
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                               (b) [ ]

--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                           5.      SOLE VOTING POWER
        NUMBER OF                  228,600
         SHARES           ------------------------------------------------------
      BENEFICIALLY         6.      SHARED VOTING POWER
        OWNED BY                   0
          EACH            ------------------------------------------------------
        REPORTING          7.      SOLE DISPOSITIVE POWER
       PERSON WITH                 228,600
                          ------------------------------------------------------
                           8.      SHARED DISPOSITIVE POWER
                                   0
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       228,600
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES                                             [ ]


--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.3%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------



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------------------------                                     -------------------
  CUSIP NO. 029595 10 5                    13G                PAGE 2 OF 6 PAGES
------------------------                                     -------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Costa Brava Partnership III LP (04-3387028)
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                              (b) [ ]

--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts
--------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER
        NUMBER OF                228,600
         SHARES           ------------------------------------------------------
      BENEFICIALLY         6.    SHARED VOTING POWER
        OWNED BY                 0
          EACH            ------------------------------------------------------
        REPORTING          7.    SOLE DISPOSITIVE POWER
       PERSON WITH               228,600
                          ------------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       228,600
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES                                            [ ]

--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.3%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------


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------------------------                                     -------------------
  CUSIP NO. 029595 10 5                    13G                PAGE 3 OF 6 PAGES
------------------------                                     -------------------

--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Roark, Rearden, & Hamot Capital Management LLC (10-0000708)
--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                            (b) [ ]

--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts
--------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER
        NUMBER OF                228,600
         SHARES           ------------------------------------------------------
      BENEFICIALLY         6.    SHARED VOTING POWER
        OWNED BY                 0
          EACH            ------------------------------------------------------
        REPORTING          7.    SOLE DISPOSITIVE POWER
       PERSON WITH               228,600
                          ------------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       228,600
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES                                               [_]

--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.3%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

ITEM 1(a).  NAME OF ISSUER.

     American Shared Hospital Services (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

     The address of the principal executive offices of the Company is Four Embarcadero Center, Suite 3700, San Francisco, California 94111.

ITEM 2(a).  NAME OF PERSON FILING.

     Seth W. Hamot is the president of Roark, Rearden, & Hamot Capital Management LLC, which is the General Partner of Costa Brava Partnership III LP. All of the shares of common stock that were beneficially owned by the reporting persons were held by Costa Brava Partnership III LP.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

     The principal business address of each of Seth Hamot, Costa Brava Partnership III LP and Roark, Rearden, & Hamot Capital Management LLC is 68 Harvard Street, 3rd Floor, Brookline, Massachusetts 02445.

ITEM 2(c).  CITIZENSHIP.

     Seth W. Hamot is a United States citizen. Costa Brava Partnership III LP is a Massachusetts limited partnership. Roark, Rearden, & Hamot Capital Management LLC is a Massachusetts limited liability corporation.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES.

     Common Stock, no par value.

ITEM 2(e).  CUSIP NUMBER.

     029595 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

     (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
             Act;

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

                                       4

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     (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP.

         (a) The information for each reporting person contained in Items 1-12 of the cover pages is incorporated herein by reference.

         (b) The information for each reporting person contained in Items 1-12 of the cover pages is incorporated herein by reference.

         (c) The information for each reporting person contained in Items 1-12 of the cover pages is incorporated herein by reference.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

     N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     N/A

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

     N/A

ITEM 10.   CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     The reporting persons have agreed that this Schedule may be filed by Seth
W. Hamot on behalf of all of them jointly pursuant to Rule 13d-1(k)(1). A copy of such agreement is attached as an Exhibit to this Schedule.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Date:  May 10, 2002

                                    /s/ Seth W. Hamot
                                    -----------------------------------
                                    Seth W. Hamot





                                       6
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                                     EXHIBIT

                                    AGREEMENT

     The undersigned hereby agree that this Schedule 13G to which this Agreement is attached may be filed on behalf of Costa Brava Partnership III LP, a Massachusetts limited partnership, Roark, Rearden, & Hamot Capital Management LLC, a Massachusetts limited liability corporation, and Seth W. Hamot, a United States citizen.

Dated: May 10, 2002

                                       /s/ Seth W. Hamot
                                       ------------------------------
                                       Seth W. Hamot


                                       COSTA BRAVA PARTNERSHIP III LP

                                       By:  Roark, Rearden, & Hamot Capital
                                            Management LLC, its General Partner


                                       By: /s/ Seth W. Hamot
                                          ------------------------------
                                          Seth W. Hamot
                                          President


                                       ROARK, REARDEN, & HAMOT CAPITAL
                                       MANAGEMENT LLC


                                       By: /s/ Seth W. Hamot
                                          ------------------------------
                                          Seth W. Hamot
                                          President